Exhibit A

MUTUAL FUND SERIES TRUST

CLASS N MASTER DISTRIBUTION PLAN

AMENDMENT DATED NOVEMBER 26, 2012

The Class N Master Distribution Plan has been adopted with respect to the following Funds:

Eventide Gilead Fund

Eventide Healthcare and Life Sciences Fund

Mutual Fund Series Trust

Dated as of November 26, 2012

By: /s/Jerry Szilagyi

      Jerry Szilagyi, Trustee